Exhibit 5.4

1180 Peachtree Street Atlanta, Georgia 30309 www.kslaw.com

King & Spalding LLP Direct Dial: 404/572-4600 Direct Fax: 404/572-5132 www.kslaw.com

April 12, 2017

Quorum Health Corporation

1573 Mallory Lane

Brentwood, Tennessee 37027

Ladies and Gentlemen:

We have acted as special Georgia counsel to Monroe HMA, LLC, a Georgia limited liability company (the “Georgia Guarantor”), in connection with the filing by Quorum Health Corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $400,000,000 aggregate principal amount of the Company’s 11.625% senior notes due 2023 (the “Exchange Notes”) that are to be general senior unsecured obligations of the Company and unconditionally guaranteed on a senior unsecured basis by certain of the Company’s current and future domestic subsidiaries (the “Guarantors”), including the Georgia Guarantor. The Exchange Notes are to be issued pursuant to an indenture (the “Original Indenture”), dated as of April 22, 2016, by and between the Company and Regions Bank (the “Trustee”), and as supplemented by the first Supplemental Indenture, dated as of April 29, 2016, by certain of the Guarantors and acknowledged by the Trustee and the Company (the “First Supplemental Indenture”) and the second Supplemental Indenture, dated as of December 28, 2016 by QHCCS, LLC and acknowledged by the Trustee and the Company (the “Second Supplemental Indenture,” and together with the Original Indenture and First Supplemental Indenture, the “Indenture”).

The Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 11.625% senior notes due 2023 in accordance with the terms of a Registration Rights Agreement, dated as of April 22, 2016, by and among the Company and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers (the “Original Registration Rights Agreement”), the related Registration Rights Joinder, dated as of April 29, 2016, by and among the Company, the guarantors party thereto, and Credit Suisse (the “First Joinder”) and the related Registration Rights Joinder, dated as of December 28, 2016, by and among the Company, QHCCS, LLC as guarantor, and Credit Suisse (the “Second Joinder”, and together with the Original Registration Rights Agreement and the First Joinder, the “Registration Rights Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;

Quorum Health Corporation

April 12, 2017

(b)	the prospectus contained within the Registration Statement (the “Prospectus”);

(c)	the Indenture;

(d)	the form of Exchange Notes;

(e)	the Registration Rights Agreement;

(f)	Articles of Organization of the Georgia Guarantor;

(g)	Second Amended and Restated Operating Agreement of the Georgia Guarantor, dated January 27, 2014, as amended by the First Amendment, dated December 31, 2015; and

(h)	the authorizing resolutions of the Georgia Guarantor, dated as of the date hereof.

We have examined and relied upon the accuracy of original, certified, conformed or photographic copies of such documents, records, agreements and certificates as we have considered relevant hereto, including without limitation the Officers’ Certificate delivered to us on April 10, 2017 (the “Officers’ Certificate”). In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. We have also assumed that each agreement referred to in this letter (i) has been duly authorized, executed and delivered by each party thereto, other than, in the case of this clause (i), the due authorization, execution and delivery of the Indenture by the Georgia Guarantor, and (ii) is a legal, valid, binding and enforceable obligation of each party thereto other than the Georgia Guarantor. We have also assumed that the execution, delivery and performance of each agreement referred to in this letter by each party thereto do not and will not (x) conflict with, or result in a breach of, or result in a violation of, or constitute a default under, any order, judgment, arbitration award or stipulation, or any instrument or agreement, to which any of such parties is a party or is subject or by which any of the properties or assets of any of such parties is bound, (y) constitute a violation of any law, rule or regulation by any such party, other than, in the case of this clause (y), a violation of any law, rule or regulation of the State of Georgia or of the United States of America by the Georgia Guarantor, or (z) conflict with, result in a breach of, or otherwise violate the organizational documents of any such party, other than, in the case of this clause (z), the Georgia Guarantor. We have also relied, as to various matters relating to this opinion, on certificates of public officials and officers of the Georgia Guarantor. Additionally, we have, with your consent, assumed and relied upon the following without undertaking any independent investigation or inquiry:

(a)	With respect to the factual matters set forth herein, the accuracy and completeness of all certificates and other statements, documents, records, financial statements and papers reviewed by us.

(b)	Each of the Company and the Guarantors (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, other than, in the case of this clause (i), the Georgia Guarantor, (ii) is qualified to do business in all other jurisdictions where each is conducting its business or otherwise required to be so qualified to do business and (iii) has full power and authority to execute, deliver and perform its obligations under each agreement referred to in this letter, and each such agreement has been duly and validly authorized, executed and delivered by the Company and the Guarantors, other than, in the case of this clause (iii), the Georgia Guarantor with respect to the Indenture.

Quorum Health Corporation

April 12, 2017

(c)	The Operating Agreement of the Georgia Guarantor sent to us on February 10, 2017 is true, correct and complete, has not been subsequently revised, restated or amended and is currently in effect.

(d)	The resolutions of the governing board of the Georgia Guarantor sent to us on April 7, 2017 were duly adopted by such governing board and are true complete, and correct and such resolutions have not been amended or revoked since the date adopted and are the only resolutions of such governing board relating to the Indenture. The governing board members voting on such resolutions and the officers acting on behalf of the Georgia Guarantor in connection with the Indenture were duly elected or appointed and incumbent in their respective offices at the time of all relevant action and at all relevant times thereafter.

(e)	The absence of duress, fraud or mutual mistake of material facts on the part of parties to the agreements referenced herein.

We have not undertaken to verify independently the representations, statements and certifications referred to above; provided, however, that we are not aware of any facts or circumstances affecting the accuracy of such representations, statements or certifications. The opinion set forth in paragraph (1) below with respect to the Georgia Guarantor is based solely on a review of the certificates of public officials delivered to you on this date.

This opinion is limited in all respects to the federal laws of the United States of America and the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. We also express no opinion as to any matter arising under any state or federal securities law, antitrust or trade law, environmental law, health or safety law, tax, labor, insurance, pension and employee benefit law, any law relating to licenses, permits, approvals or similar matters applicable to the properties, businesses or activities of the Georgia Guarantor, or any matter of local or municipal law adopted by any political subdivision of any state, or any other law that is applicable to the transactions contemplated by the Indenture or the parties thereto because of the nature or extent of their properties or business activities. Insofar as the Indenture invokes the laws of any state or jurisdiction other than Georgia as applicable to the construction, validity, binding effect or enforceability of the Indenture, we have assumed, with your consent, that the laws of such state or jurisdiction do not differ from Georgia law with respect to such matters. No opinion is expressed with respect to the enforceability of any choice of law provision. Subject to the qualifications and limitations expressed herein, in our opinion:

(1)	The Georgia Guarantor is a limited liability company validly existing and in good standing under the laws of State of Georgia.

(2)	The Georgia Guarantor has the requisite limited liability company power and authority to execute, deliver and perform its obligations under the Indenture, including its guarantee of the Exchange Notes.

(3)	The execution and delivery by the Georgia Guarantor of the Indenture and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indenture, (a) have been duly authorized by all requisite action on the part of the Georgia Guarantor and (b) do not violate (i) the organizational documents of the Georgia Guarantor or (ii) any law, rule or regulation of the State of Georgia.

Quorum Health Corporation

April 12, 2017

The opinions expressed herein are limited (i) by the effect of applicable federal and state bankruptcy, insolvency, reorganization, moratorium and similar debtor relief laws, laws relating to fraudulent obligations, transfers and conveyances, preferences, turn-over, equitable subordination, substantive consolidation, and other similar laws affecting generally the enforcement of creditors’ rights and remedies and (ii) by the application of equitable principles (whether enforcement is sought by proceedings in equity or at law), including without limitation, principles governing specific performance, injunctive relief or other equitable remedies, principles affording traditional equitable defenses such as waiver, laches and estoppel, and legal standards requiring reasonableness or materiality of breach for exercise of remedies or providing for defenses based on impracticability or impossibility of performance or on obstruction or failure to perform or otherwise act in accordance with an agreement by a party thereto.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

*        *        *         *        *

This opinion is limited to the matters expressly set forth above as of the date of this opinion, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

Very truly yours,

/s/ King & Spalding LLP